EXHIBIT 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of the 24th day of March, 2005, by and between Gardenburger, Inc., an Oregon Corporation (the “Company”), and Scott C. Wallace (the “Executive”).

Preliminary Statements:

A.                                   The Company and the Executive are parties to an Employment Agreement, dated as of February 24, 2004, pursuant to which the Executive serves as the President and Chief Executive Officer of the Company (the “Employment Agreement”).

B.                                     The parties desire to amend the Employment Agreement as set forth herein.

C.                                     Article XIV of the Employment Agreement provides that the Employment Agreement may be modified by an agreement in writing between the parties thereto.

Agreement:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Preamble and Recitals: Defined Terms.  The preamble and recitals hereinabove set forth are incorporated herein and made a part hereof.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

2.                                       Change in Control.  Effective as of the date hereof, the definition of “Change in Control,” as set forth in Article I of the Employment Agreement, is hereby amended, as follows:

(a)                                  By modifying Paragraph (d) of the definition of Change in Control as follows: “A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, including, but not limited to a Sale Transaction, other than to a corporation, with respect to which following such sale or other disposition, including, but not limited to a Sale Transaction (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition, including but not limited to a Sale Transaction, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any Employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, including, but not limited to a Sale Transaction, directly or indirectly, 50% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock or such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company, including, but not limited to a Sale Transaction.

(b)                                 By deleting the Paragraph which immediately follows Paragraph (d) of the definition of Change in Control.

3.                                       CIC Date. The following definition of CIC Date is added after the definition of  “Change in Control” and before the definition of “Confidential Information: “The date on which a transaction which constitutes a Change in Control closes.”

4.                                       Good Reason.  All references to “Employee” in the definition of “Good Reason” are restated to read “Executive”. The last sentence of the definition of “Good Reason” is amended and restated to read: “For this purpose, if Executive is terminated by the Company without Cause before the CIC Date and such termination is in connection with the Change in Control, Employee will be deemed to have continued his employment through the date which is ninety days (90) following the CIC Date.”

5.                                       Sale Transaction. Paragraph (a) of the definition of “Sale Transaction” is amended and restated as follows: “(a) A sale or other disposition by the Company of all or substantially all of its assets;”.  The word “or” is inserted (i) after the end of Paragraph (a) of the definition of Sale Transaction and before the beginning of Paragraph (b) of the definition of Sale Transaction; and (ii) after the end of Paragraph (b) of the definition of Sale Transaction and before the beginning of Paragraph (c) of the definition of Sale Transaction.  Paragraph (d) of the definition of Sale Transaction shall be deleted in its entirety.

6.                                       Total Consideration.  The definition of  “Total Consideration” is amended and restated to read: “The total consideration paid and to be paid (which shall be deemed to include amounts paid or to be paid into escrow), directly or indirectly, regardless of how allocated or the form of consideration, to the Company or its security holders in connection with a Sale Transaction, including, without limitation:  (i) cash; (ii) notes or debt (valued at face) or equity securities (which, if of the same class as securities which are publicly traded, shall be valued at the average of the last closing market price thereof on each of the five trading days prior to the closing of the Sale Transaction) and other property; (iii) the value of assumed, “cashed out” or substituted options, warrants or other rights to acquire capital stock (whether or not vested); (iv) any interest-bearing indebtedness, or capital lease obligations of the Company or others assumed by an acquiring party in an acquisition of assets or which remain outstanding at the time of the closing of the Sale Transaction in all other cases; (v) payments to be made in installments or otherwise deferred, including amounts held in escrow; (vi) contingent payments, related to future earnings or operations; (vii) any assets (whether cash, cash equivalents, securities or other property) of the Company which are paid in the form of dividends, capital distributions, partial or total liquidating distributions or otherwise to its security holders other than in the ordinary course of business; and (viii) any other form of consideration to be paid, including amounts over normal salaries, severance, salary continuances and executive retention programs, reimbursement for taxes, payments for non-competition agreements, confidentiality agreements, consulting agreements, license agreements and above market rentals.  In the case of a recapitalization, Total Consideration includes the value of any capital stock of the Company or rights to acquire capital stock of the Company (whether or not vested) that roll over or otherwise remain outstanding following the Sale Transaction.  The value of all non-cash consideration, other than consideration in the form of notes or debt, or equity securities, which are of a class which is publicly traded, shall be the fair market value thereof as mutually agreed by Executive and Company in writing, or if Executive and Company are unable to reach an agreement within 30 days after the closing of the Sale Transaction, as determined by an investment banker or other person experienced in valuing such non-cash consideration mutually acceptable to Executive and the Company. The determination of the investment banker or other person shall be binding on Executive and Company, and Executive and Company shall each be responsible for paying one-half of the fees of any such investment banker or other person.

7.                                       Sale Bonus.  The last sentence of the first Paragraph of Article IV of the Agreement is amended and restated to read: “The Sale Bonus will be payable to Executive promptly upon consummation of the Sale Transaction.”

8.                                       Severance Payment.

Paragraph (a) of Article VI of the Agreement is amended and restated to read: “An amount equal to Executive’s annual base salary as in effect on the date of termination payable in full on the date of termination.”

Paragraph (b) of Article VI of the Agreement is amended to read: “Continuation of all health and welfare benefits for Executive and his/her dependents for a period of 12 months following termination at the same or comparable levels of coverage, provided, however, that if such health and welfare benefits are not available from the Company for any reason, then, on the date that such benefits are no longer available, the Company shall pay Executive a lump sum sufficient to enable Executive to obtain equivalent health and welfare benefits from another source.”

9.                                       No Obligation to Fund. Article XI of the Agreement is deleted in its entirety.

10.                                 Release of Claims Required for Certain Benefits.  The last sentence of Article XVII of the Agreement is amended and restated to read: “Executive understands that he/she will not be entitled to receive any payments until he/she executes and delivers the Separation Agreement, and the revocation period set forth in the Separation Agreement has run.”

11.                                 Separation Agreement.  The first sentence of the first paragraph of Paragraph 9 of the Separation Agreement, which is attached as Addendum A to the Employment Agreement, is amended to delete the word “insurers” after the words “past, present, and future” and before the words “representatives, officers, …”

12.                                 Affirmation.  In all other respects the Employment Agreement is affirmed.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have caused this Amendment to Employment Agreement to be executed as of the date first written above.

EXECUTIVE	GARDENBURGER, INC.

/s/ Scott C. Wallace	By:	/s/ Robert T. Trebing, Jr.
Scott C. Wallace		Robert T. Trebing, Jr. Chief Financial Officer